Exhibit 10.15

CERIDIAN CORPORATION

BENEFIT EQUALIZATION PLAN

Fourth Declaration of Amendment

Pursuant to the retained power of amendment contained in Section 4.2 of the Ceridian Corporation Benefit Equalization Plan, the undersigned hereby amends the Plan in the manner described below.

1. This Fourth Declaration of Amendment will apply only to benefits that are subject to the provisions of Section 409A of the Code, namely the amount that exceeds the benefit that was accrued and vested under the Plan as of December 31, 2004 (the “Grandfathered Amount”). The Grandfathered Amount will continue to be subject to the terms of the Plan without regard to the Fourth Declaration of Amendment, and the Grandfathered Amount is not intended to be subject to Section 409A of the Code. This Fourth Declaration of Amendment is effective January 1, 2005, except to the extent specifically provided otherwise. For purposes of administering the Plan and payments under the Plan, the Grandfathered Amount will be treated as maintained under a plan that is separate from the non-Grandfathered Amount that is subject to this Fourth Declaration of Amendment.

2. Section 2.2(A) is amended and restated as of January 1, 2005 to read as follows:

“(A) Payment of a benefit to any Participant determined pursuant to Section 2.1(B) or surviving spouse or other person determined pursuant to Section 2.1(C) will be made or commence, as the case may be, at the same time and in the same form as his or her benefit under the Pension Plan provided the election is made under the Pension Plan on or before December 31, 2006; otherwise, payment of the benefit will be determined and made as follows:

(1) Form. Payment will be in the form of an actuarial equivalent lump sum payment calculated as of the first day of the fourth calendar month that begins after the calendar month during which the Participant terminates employment (the “Calculation Date”), calculated in the manner provided under the Pension Plan.

(2) Payment. The payment will be made on or as soon as administratively practicable after the Calculation Date.

(3) Termination of Employment. A Participant will be treated as terminating employment if (i) his or her employment relationship is severed with the Company and all persons with whom the Company would be considered a single employer under Section 414(b) or 414(c) of the Code (“Affiliates”) (for any reason, including death) provided such termination constitutes a “separation from service” within the meaning of Section 409A of the Code, or (ii) he or she experiences a change in employment status with the Company and its “Affiliates” that constitutes a “separation from service” within the meaning of Section 409A of the Code.

(4) Death. If a Participant dies before the Calculation Date, then the Participant’s surviving spouse is entitled to the benefit determined under Section 2.1(c). If the Participant dies after the Calculation Date and before receipt of his or her benefits, the lump sum payment will be paid to the Participant’s surviving spouse, or if the Participant is not survived by a spouse, to the Participant’s estate, on the date on which the Participant would have received the payment had he or she survived.”

3. Section 2.2(D)(2) is amended effective January 1, 2005 by adding the following language to the end of such Section:

“Notwithstanding the foregoing provisions of this Clause (2), no Participant is eligible to make an election after December 31, 2006.”

4. Section 2.2(D)(3) is amended effective January 1, 2005 by adding the following language to the end of such Section:

“Notwithstanding the foregoing provisions of this Clause (3), no Participant is eligible to revoke an election after December 31, 2006.”

5. Section 2.2(E) is deleted effective January 1, 2005.

6. Section 2.3(D) is amended and restated effective January 1, 2005 to read as follows:

“(D) If a Participant who is receiving or entitled to receive a benefit pursuant to the Plan is reemployed with a Participating Employer or an Affiliate of a Participating Employer and, in connection with such reemployment, his or her Pension Plan benefit payment is suspended, his or her benefit under this Plan will not be suspended for the same period. Any additional benefits earned under the Plan will be paid following the Participant’s subsequent termination of employment.”

7. Article 2 is amended by adding a new Section 2.6 to read as follows:

“2.6 Six-Month Suspension for Specified Key Employee. If at the time of the Participant’s termination of employment (other than on account of death) the Participant is a “specified employee” for purposes of complying with the requirements of Section 409A(a)(2)(B)(i) of the Code, any payment due the Participant will be suspended and not paid until the first day immediately following the date that is six (6) months after the date of the Participant’s termination of employment (or if earlier, upon the Participant’s death). Any payment that is delayed by operation of this Section 2.6 will be credited with simple interest equal to the annual interest rate in effect under the Pension Plan for determining lump sum amounts multiplied by a fraction the numerator of which is the number of days the payment is suspended and the denominator of which is 365.”

8. Section 4.3(A)(2) is amended and restated effective January 1, 2005 to read as follows:

“(2) if (and only to the extent) the benefit has become subject to tax under Section 409A of the Code, cause the Participant’s benefit under the Plan to be distributed to the Participant in the form of an immediate lump sum; and/or”

9. Section 4.4 is amended effective as of January 1, 2005 by adding a new Subsection (D) to read as follows:

“(D) Notwithstanding the provisions of Section 4.4(B), acceleration of distributions following a termination of the Plan will be made if and only to the extent and at the times permitted under Section 409A of the Code.”

The undersigned has caused this instrument to be executed by its duly authorized officers this 25th day of October, 2006.

CERIDIAN CORPORATION

Attest:	/s/ William E. McDonald	By	/s/ Gary M. Nelson
	Deputy Secretary	Name:	Gary M. Nelson
		Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

3